Exhibit 23.1

          INDEPENDENT AUDITORS' CONSENT

          We consent to the incorporation by reference in this Registration Statement of Hexcel Corporation for the Incentive Stock Plan on Form S-8 of our report dated February 24, 1995 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the confirmation of Hexcel Corporation's plan of reorganization, future compliance with certain financial ratio covenants of the revolving credit facility, and changes in accounting for postretirement benefits other than pensions and for income taxes), appearing in the Annual Report on Form 10-K of Hexcel Corporation for the year ended December 31, 1994.

          /s/ DELOITTE & TOUCHE LLP

          Deloitte & Touche LLP

          Oakland, California
          February 23, 1996